OFFICE | RETAIL | DEVELOPMENT NYSE: VNO | WWW.VNO.COM P R E S S R E L E A S E Vornado Releases 2025 Sustainability Report New York | April 08, 2026 Vornado Realty Trust (NYSE: VNO) announced today that it released its 2025 Sustainability Report. This is Vornado's 17th consecutive sustainability report which highlights the Company's industry-leading accomplishments in sustainability and provides key metrics on the Company’s sustainability priorities. Key achievements for 2025 included: • Maintained 100% LEED® certification across our entire portfolio of managed and in- service buildings and achieved 100% WELL Health-Safety certification. • Recognized as New York City’s Redevelopment of the Year through the 2025 CoStar Impact Award for our transformation of THE PENN DISTRICT. • Ranked in the top 3% of our peers for our GRESB and Performance scores for the Americas/Listed organizations and maintained our Green Star distinction for the 13th year as well as the 5-star rating in GRESB. • Continued to procure 100% renewable energy credits (RECs) for electricity directly managed by Vornado in the key markets in which we operate. These RECs are sourced from hydroelectric, solar and wind facilities located in California and across the USA. • Achieved a 42% reduction in overall energy consumption across our in-service office portfolio, compared to our 2009 baseline. Our operational optimization efforts have kept building energy consumption flat since 2022. • Provided educational and technical assistance to more than 15 million square feet of our tenants, to align our goals with our tenants, and to help them build and operate healthier and more efficient workplaces to increase employee satisfaction and reduce occupancy costs. Our report, along with expanded information on Vornado’s sustainability programs, can be found on the Company's website located at www.vno.com. Vornado Realty Trust is a fully-integrated equity real estate investment trust. C O N T A C T Thomas J. Sanelli (212) 894-7000 Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward- looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximates," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or other similar expressions in this press release. For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2025. Currently, some of the factors are interest rate fluctuations and effects of inflation on our business, financial condition, results of operations, cash flows, operating performance and the effect that these factors have had and may continue to have on our tenants, the global, national, regional and local economies and financial markets and the real estate market in general. THE PERCH at PENN 2